UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 13, 2007
SOVEREIGN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	1-16581 (Commission File Number)	23-2453088 (IRS Employer Ident. No.)

1500 Market Street, Philadelphia, Pennsylvania (Address of principal executive offices)	19102 (Zip Code)
(215) 557-4630
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     At a meeting held on February 13, 2007, the Board of Directors of Sovereign Bancorp, Inc. approved the following actions upon recommendation of the Compensation Committee of the Board.
2006 Bonus for Chief Financial Officer
     The Compensation Committee recommended, and the Board approved, the payment of a bonus in the amount of $200,000 to Mark R. McCollom, Sovereign’s Chief Financial Officer. Of such award, $110,000 is payable in cash and $90,000 is payable in shares of restricted stock, which restricted stock vests ratably over a three-year period from the award date. One-half of the cash portion of the award ($55,000) will be deferred by Mr. McCollom under the terms of Sovereign’s Bonus Recognition and Retention Program (the “Bonus Deferral Program”) in accordance with his prior election. The Bonus Deferral Program permits a selected executive officer of Sovereign, or certain of its subsidiaries, to defer receipt of 25% to 50% of his or her bonus for a given year. The deferred amount, along with a 100% matching contribution by Sovereign is deposited in a grantor trust and is currently invested in Sovereign common stock, which is purchased by the trust’s independent trustee in the open market. Earnings on the deferral and match are currently reinvested in Sovereign common stock as well. A participant becomes 100% vested in the aggregate of each year’s deferral, match and deemed earnings thereon five years after the initial deposit of such year’s contribution to the trust. A participant also vests in his or her account balance in the event of termination of employment by reason of death, disability, retirement, involuntary termination or the occurrence of a change of control. Termination for cause or voluntary termination of employment prior to the expiration of the five-year vesting period generally results in the forfeiture of the entire account balance, including the amount initially deferred by the participant. Payment of vested account balances is made in stock, in accordance with the prior election of the participant or, in certain cases, at other times specified by the Bonus Deferral Program document.
     The Committee determined that a bonus should be paid to Mr. McCollom in light of his contributions during 2006, including in connection with the previously announced balance sheet restructuring, notwithstanding the failure of Sovereign to achieve all of the previously established performance criteria for 2006 under the Sovereign Bancorp, Inc. Leaders Incentive Plan for 2006. Under the terms of the Leaders Incentive Plan, the Committee has the discretion to waive application of any provision of the plan, including applicable performance measures. No other bonuses were paid to any other member of the Office of the CEO for 2006 under the Leaders Incentive Plan.
Supplemental Short-Term Incentive Compensation Awards for 2007 and 2008
     The Committee recommended, and the Board approved, potential supplemental short-term incentive compensation awards payable in 2008 and 2009 to Joseph P. Campanelli, President and Chief Executive Officer of Sovereign, James J. Lynch, Vice Chairman and CEO of Sovereign Bank’s Mid-Atlantic Division, and Mark R. McCollom, Chief Financial Officer of Sovereign. In the event that Sovereign’s cash earnings for 2007 and 2008 equal or exceed a predetermined amount per share, each of Messrs. Campanelli, Lynch and McCollom will receive a cash payment of $225,500 for such year, provided that he is a member of the Office of the CEO on December 31, 2007 and December 31, 2008, respectively. In addition, such awards will not be made if Sovereign’s Tier 1 capital is less than 5% as of the end of the applicable year or certain other asset quality criteria are not satisfied as of such date. In the event of a change in control of Sovereign (as defined in Sovereign’s 2001 Stock Incentive Plan), all potential supplemental short-term compensation awards will be payable within 30 days after the change in control if the individual is serving a member of the Office of the CEO immediately prior to the change in control. The Compensation Committee may, in its discretion, after reviewing all facts and circumstances, determine that a supplemental short-term incentive award or a portion of such award is earned notwithstanding the failure to achieve the cash earnings or other criteria established for the award.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOVEREIGN BANCORP, INC.
Dated: February 20, 2007
	By:	/s/ Stacey V. Weikel
Stacey V. Weikel
Senior Vice President

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